Exhibit 99.1

NRG Energy Reports Third Quarter 2026 Results, Reaffirms 2026 Financial Guidance, and Initiates 2027 Guidance

•Delivered strong third quarter financial and operational results; reaffirming 2026 guidance ranges
•Announcing $4 billion agreement to sell select generation assets; supports increased share repurchases and debt reduction
•Initiating 2027 guidance; reaffirming long-term targets
•Previously announced 1.2 GW Bring Your Own Power (BYOP) data center project remains on track
•Nationally recognized for responsible operations and community impact with the Good Neighbor and Top Water Plant awards

HOUSTON—November 9, 2026—NRG Energy, Inc. (NYSE: NRG) today announced financial results for the third quarter ending September 30, 2026, and reports GAAP Net Income of $561 million, GAAP Earnings per Share (EPS) — basic of $2.59, and GAAP Cash Provided by Operating Activities of $1,097 million. The Company's non-GAAP metrics are Adjusted Net Income of $983 million, Adjusted EPS of $4.68, Adjusted EBITDA of $2,013 million, and Free Cash Flow before Growth Investments (FCFbG) of $1,242 million for the third quarter of 2026.

“Our 17,000 employees delivered strong third quarter results that reflect the depth of NRG, with our eight million customers and a substantial generation business that produce steady earnings and cash flows,” said Robert Gaudette, President & CEO. “Today’s announcement is about returning more to our shareholders and supporting future growth investments. We remain focused on execution and deliberate about how we allocate capital in pursuit of long-term value.”

Consolidated Financial Results
Table 1:

	Three Months Ended		Nine Months Ended
(In millions, except per share amounts)	9/30/2026	9/30/2025	9/30/2026	9/30/2025
GAAP Net Income	$561	$152	$1,192	$798
Adjusted Net Incomea b	$983	$537	$1,605	$1,406
GAAP EPS — basic[c]	$2.59	$0.70	$5.46	$3.81
Adjusted EPSa d	$4.68	$2.78	$7.68	$7.17
Adjusted EBITDA[a]	$2,013	$1,205	$4,310	$3,240
GAAP Cash Provided by Operating Activities	$1,097	$484	$2,045	$1,790
Free Cash Flow Before Growth Investments (FCFbG)[a]	$1,242	$828	$2,201	$2,035
a Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG are non-GAAP financial measures; see Appendix tables A-1 through A-6 for GAAP reconciliations. Adjusted EPS, Adjusted Net Income, and Adjusted EBITDA exclude fair value adjustments related to derivatives
b Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'; see Appendix tables A-1 through A-4
c GAAP Net Income per Weighted Average Common Share - Basic
d Adjusted EPS calculated based on Adjusted Net Income divided by weighted average number of common shares outstanding - basic

NRG reported GAAP Net Income of $561 million for the third quarter of 2026, an increase of $409 million from the prior year. The increase was primarily driven by contributions from the portfolio acquired from LS Power, higher realized capacity prices in the East, and higher margins in Texas, including favorable weather impacts. These benefits were partially offset by higher depreciation and amortization and interest expense associated with the acquired assets and related acquisition financing. The increase is also offset by unrealized, non-cash losses on economic hedges, primarily driven by a decrease in natural gas prices. These hedge positions are adjusted to market value each period, while the related customer contracts are not. As a result, the accounting treatment can result in temporary unrealized gains or losses that may differ from expected results when the contracts settle.

Adjusted Net Income for the third quarter 2026 is $983 million, $446 million higher than prior year, primarily driven by an $808 million increase in Adjusted EBITDA, the impacts of which are described in the segment results below. This is partially offset by higher interest expense and depreciation and amortization related to the portfolio acquired from LS Power. Adjusted EPS is $4.68 for the third quarter 2026, $1.90 higher than prior year. The third quarter 2026 Adjusted EPS results include the financial impacts from Adjusted Net Income and impacts of shares issued as part of the completed acquisition of generation assets and CPower from LS Power.

Reaffirming 2026 Guidance
NRG is reaffirming its guidance for 2026 as set forth below.

Table 2: Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG Guidance for 2026a

2026
(In millions, except per share amounts)	Guidance
Adjusted Net Income	$1,685 - $2,115
Adjusted EPS	$7.90 - $9.90
Adjusted EBITDA	$5,325 - $5,825
FCFbG	$2,800 - $3,300
a Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG are non-GAAP financial measures; see Appendix tables A-8 and A-10 for GAAP reconciliations. Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA exclude fair value adjustments related to derivatives. The Company does not guide to GAAP Net Income due to the impact of such fair value adjustments related to derivatives in a given year.

2026 Capital Allocation
The Company plans to return $1.0 billion to shareholders through share repurchases and approximately $407 million through common stock dividends in 2026, as part of its previously announced 2026 capital allocation plan. Through October 31, 2026, the Company completed $977 million in share repurchases and distributed $302 million in common stock dividends.

On October 19, 2026, NRG declared a quarterly dividend of $0.475 per common share, or $1.90 per share on an annualized basis. The dividend is payable on November 16, 2026, to common stockholders of record as of November 2, 2026.

Initiating 2027 Guidance and Pro Forma Capital Allocation Plan
NRG initiates 2027 guidance as follows:
Table 3: Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG Guidance for 2027a,b

	2027	2027
(In millions, except per share amounts)	Guidance	Guidance Midpoint
Adjusted Net Income	$1,665 - $2,075	$1,870
Adjusted EPS	$8.05 - $10.05	$9.05
Adjusted EBITDA	$5,500 - $6,000	$5,750
FCFbG	$2,900 - $3,400	$3,150
a 2027 Guidance does not reflect the expected impacts of the announced 4.9 GW asset sale

b Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG are non-GAAP financial measures; see Appendix tables A-9 and A-11 for GAAP reconciliations. Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA exclude fair value adjustments related to derivatives. The Company does not guide to GAAP Net Income due to the impact of such fair value adjustments related to derivatives in a given year

The Company is also announcing its 2027 base capital allocation plan, which includes $1 billion of debt reduction, $1 billion of share repurchases and an 8% increase in the annual common dividend to $2.05 per share, consistent with the Company’s 7–9% long-term dividend growth target.

Expected proceeds from the announced 4.9 GW asset sale will be used to support NRG's 2027 pro forma capital allocation plan of $3 billion of share repurchases across 2026 and 2027, including an incremental $1 billion expected to begin before the end of the fourth quarter of 2026. Upon closing of the asset sale, NRG plans an additional $2 billion of debt reduction to maintain the Company's current leverage profile, bringing total planned 2027 debt reduction to $3 billion. The remaining $1 billion of expected proceeds will provide flexibility for either contracted growth investments or additional debt reduction. The Company expects to provide updated 2027 financial guidance and an updated capital allocation plan following the closing of the asset sale.

NRG's share repurchase program and common stock dividend are subject to maintaining satisfactory credit metrics, available capital, market conditions, and compliance with associated laws and regulations. The timing and amount of any shares of common stock repurchased under the share repurchase authorization will be determined by NRG’s management based on market conditions and other factors. NRG will only repurchase shares when management believes it would not jeopardize the Company’s ability to maintain satisfactory credit ratings.

NRG Strategic Developments
4.9 GW Strategic Asset Sale
On November 9, NRG entered into a definitive agreement to sell six natural-gas fired generation assets totaling 4.9 GW to LS Power, for a purchase price of $4 billion in cash proceeds, subject to working capital and other closing adjustments. The sale retains the entire PJM portfolio and CPower acquired by the Company in January 2026.

The transaction is expected to close in the second quarter of 2027, subject to customary closing conditions and regulatory approvals including Hart-Scott-Rodino (HSR), Federal Energy Regulatory Commission (FERC), and the New York State Public Service Commission (NYSPSC).

BYOP Data Center Strategy
The Company's previously disclosed 1.2 GW BYOP project remains on track. NRG's BYOP strategy brings new, dispatchable generation alongside load growth to support reliability and affordability consistent with the approach policymakers and communities have called for.

Operational and Community Recognition
In September, NRG's WA Parish plant was awarded POWER Magazine's 2026 Top Plant Water Award for its wastewater treatment system that maintains plant reliability, reduces wastewater volume by nearly 93%, and allowed the plant to achieve zero liquid discharge from flue gas desulfurization wastewater.

In October, the Office of Surface Mining Reclamation and Enforcement (OSM) awarded NRG the 2026 Excellence in Surface Coal Mining Reclamation Good Neighbor award for its work establishing the Dewey Prairie Garden at the former Jewett Mine, providing lasting benefits to the local community.

These recognitions reflect NRG's commitment to responsible operations, environmental stewardship, and being a good neighbor in the communities where it operates.

Segment Results
Table 4: Adjusted EBITDAa

(In millions)	Three Months Ended		Nine Months Ended
Segment	9/30/2026	9/30/2025	9/30/2026	9/30/2025
Texas	$1,018	$807	$1,615	$1,618
East	614	107	1,547	680
West/Other[b]	64	13	236	125
Vivint Smart Home	317	278	912	817
Adjusted EBITDA	$2,013	$1,205	$4,310	$3,240
a Adjusted EBITDA is a non-GAAP financial measure; see Appendix tables A-1 through A-4 for GAAP reconciliation of Adjusted EBITDA (by operating segment) to GAAP Net Income (by operating segment). Adjusted EBITDA excludes fair value adjustments related to derivatives
b Includes Corporate activities

Texas: Third quarter 2026 Adjusted EBITDA was $1,018 million, $211 million higher than the prior year. For the first nine months of 2026, Adjusted EBITDA was $1,615 million, $3 million lower than prior year. Results were primarily driven by increased retail margins and favorable weather in the third quarter, largely offsetting the impact of mild winter weather earlier in the year, including a decrease of approximately 30% in heating degree days compared to prior year.

East: Third quarter 2026 Adjusted EBITDA was $614 million, $507 million higher than the prior year. For the first nine months of 2026, Adjusted EBITDA was $1,547 million, $867 million higher than prior year. Results were primarily driven by contribution of the new generation assets and CPower and higher capacity prices for owned generation, partially offset by higher power supply costs during Winter Storm Fern and lower natural gas margins.

West/Other: Third quarter 2026 Adjusted EBITDA was $64 million, $51 million higher than the prior year. For the first nine months of 2026, Adjusted EBITDA was $236 million, $111 million higher than prior year. The increase was primarily driven by lower operating expenses associated with a lease expiration in May 2025.

Vivint Smart Home: Third quarter 2026 Adjusted EBITDA was $317 million, $39 million higher than the prior year. For the first nine months of 2026, Adjusted EBITDA was $912 million, $95 million higher than prior year. The increase for both the quarter and the first nine months of 2026 is attributable to higher new customer adds and an increase in monthly recurring service margin per customer.

Liquidity and Capital Resources
Table 5: Corporate Liquidity

(In millions)	9/30/26	12/31/25
Cash and Cash Equivalents	$148	$4,708
Restricted Cash	29	30
Total	$177	$4,738
Total availability under revolving credit facility and collective collateral facilities[a]	5,850	4,890
Total liquidity, excluding funds deposited by counterparties	$6,027	$9,628
a Total capacity of the revolving credit facility and collective collateral facilities was $9.6 billion and $7.7 billion as of September 30, 2026 and December 31, 2025, respectively

As of September 30, 2026, NRG's unrestricted cash was approximately $0.1 billion, and $5.9 billion was available under the Company’s credit facilities. Total liquidity was $6.0 billion, which was $3.6 billion lower than December 31, 2025, primarily driven by funding of the acquisition of generation assets and CPower from LS Power.

Earnings Conference Call
On November 9, 2026, NRG will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials through the investor relations website under “presentations and webcasts” on investors.nrg.com. The webcast will be archived on the site for those unable to listen in real-time.

About NRG
NRG is a leading provider of electricity, natural gas, and smart home solutions to eight million customers across North America. The company operates a customer-first platform supported by a diversified supply strategy and the safe, reliable operation of approximately 25 GW of power generation. NRG plays a meaningful role in competitive energy markets and our innovative team is creating the flexible and affordable solutions that households and large businesses need today and in the future.

Forward-Looking Statements
In addition to historical information, the information presented in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about NRG's future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions, the imposition of tariffs, the escalation of international trade disputes, and the occurrence or re-escalation of geopolitical conflicts (including the hostilities with Iran and the conflicts in the Middle East) and inflationary impacts resulting therefrom, risks associated with the integration of the portfolio of assets acquired from LS Power, including potential disruption to ongoing operations and other transition difficulties, the inability of the combined company to realize expected synergies and benefits of integration (or that it takes longer than expected) which may result in the combined company not operating as effectively as expected, the emergence of hazards customary in the power industry, weather conditions and extreme weather events, competition in wholesale power, gas and smart home markets, the volatility of energy and fuel prices, the volatility in demand for power and gas, customer affordability concerns that may constrain the pricing of NRG's products and services and limit its ability to recover costs, the failure of customers or counterparties to perform under contracts, changes in the wholesale power and gas markets, the failure of NRG’s expectations regarding load growth to materialize, changes in government or market regulations, the condition of capital markets generally and NRG’s ability to access capital markets, NRG’s ability to execute its supply strategy, risks related to data privacy, cyberterrorism and inadequate cybersecurity, the loss of data, unanticipated outages at NRG’s generation facilities, operational and reputational risks related to the use of artificial intelligence and the adherence to developing laws and regulations related to the use thereof, NRG’s ability to achieve its net debt targets, adverse results in current and future litigation, complaints, product liability claims and/or adverse publicity, the failure to identify, execute or successfully implement acquisitions or asset sales on the anticipated terms and timing (including obtaining any required approvals and consents) and realize the expected benefits of such transactions, risks of the smart home and security industry, including risks of and publicity surrounding the sales, customer origination and retention process, the impact of changes in consumer spending patterns, consumer preferences, geopolitical tensions, demographic trends, supply chain disruptions, NRG’s ability to implement value enhancing improvements to plant operations and company wide processes, NRG’s ability to achieve or maintain investment grade credit metrics, NRG’s ability to execute definitive agreements for, and proceed with or complete, proposed projects (including the data center project) on the contemplated terms, timeline and budget, the inability to maintain or create successful partnering relationships, NRG’s ability to operate its business efficiently, NRG’s ability to retain customers, the ability to successfully integrate businesses of acquired assets or companies (including the portfolio acquisition from LS Power), NRG’s ability to realize anticipated benefits of transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, NRG’s ability to execute its capital allocation plan, and the other risks and uncertainties discussed in this release and in our Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission (the "SEC"). Achieving investment grade credit metrics is not an indication of or guarantee that NRG will receive investment grade credit ratings. Debt and share repurchases may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The Adjusted EBITDA, adjusted cash provided by operating activities, Free Cash Flow before Growth Investments, Adjusted Net Income, and Adjusted EPS guidance are estimates as of November 9,

2026. These estimates are based on assumptions NRG believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this press release should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG's filings with the SEC at www.sec.gov. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in NRG’s most recent Annual Report on Form 10-K, and in subsequent SEC filings. NRG’s forward-looking statements speak only as of the date of this communication or as of the date they are made.

Contacts

Media	Investors
Laura Avant	Brendan Mulhern
Laura.Avant@nrg.com	Brendan.Mulhern@nrg.com

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions, except per share amounts)	2026	2025	2026	2025
Revenue
Revenue	$9,466	$7,635	$27,203	$22,960
Operating Costs and Expenses
Cost of operations (excluding depreciation and amortization shown below)	7,238	6,241	21,566	18,431
Depreciation and amortization	510	360	1,436	1,030
Selling, general and administrative costs (excluding amortization of customer acquisition costs of $101, $78, $281, and $211 respectively, which are included in depreciation and amortization shown separately above)	619	612	1,774	1,885
Acquisition-related transaction and integration costs	16	8	77	59
Total operating costs and expenses	8,383	7,221	24,853	21,405
Gain/(Loss) on sale of assets	1	—	38	(7)
Operating Income	1,084	414	2,388	1,548
Other (Expense)/Income
Other (expense)/income, net	(3)	11	43	30
Loss on debt extinguishment	—	—	(9)	(10)
Interest expense	(302)	(187)	(897)	(498)
Total other expense	(305)	(176)	(863)	(478)
Income Before Income Taxes	779	238	1,525	1,070
Income tax expense	218	86	333	272
Net Income	$561	$152	$1,192	$798
Less: Cumulative dividends attributable to Series A Preferred Stock	17	17	51	51
Net Income Available for Common Stockholders	$544	$135	$1,141	$747
Income per Share
Weighted average number of common shares outstanding — basic	210	193	209	196
Income per Weighted Average Common Share — Basic	$2.59	$0.70	$5.46	$3.81
Weighted average number of common shares outstanding — diluted	210	195	210	201
Income per Weighted Average Common Share — Diluted	$2.59	$0.69	$5.43	$3.72

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions)	2026	2025	2026	2025
Net Income	$561	$152	$1,192	$798
Other Comprehensive (Loss)/Income
Foreign currency translation adjustments	(2)	(4)	(6)	11
Defined benefit plans	(1)	—	(3)	1
Other comprehensive (loss)/income	(3)	(4)	(9)	12
Comprehensive Income	$558	$148	$1,183	$810

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2026	December 31, 2025
(In millions, except share data)	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$148	$4,708
Funds deposited by counterparties	105	260
Restricted cash	29	30
Accounts receivable, net	3,931	4,065
Inventory	723	461
Derivative instruments	3,006	2,189
Cash collateral paid in support of energy risk management activities	501	365
Prepayments and other current assets	1,305	1,069
Total current assets	9,748	13,147
Property, plant and equipment, net	14,605	3,632
Other Assets
Operating lease right-of-use assets, net	137	130
Goodwill	8,815	5,017
Customer relationships, net	1,101	1,203
Other intangible assets, net	975	1,106
Derivative instruments	1,572	1,568
Deferred income taxes	1,540	1,843
Other non-current assets	1,803	1,494
Total other assets	15,943	12,361
Total Assets	$40,296	$29,140

	September 30, 2026	December 31, 2025
(In millions, except share data)	(Unaudited)	(Audited)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and finance leases	$1,079	$31
Current portion of operating lease liabilities	42	35
Accounts payable	2,774	2,834
Derivative instruments	3,187	2,257
Cash collateral received in support of energy risk management activities	105	260
Deferred revenue current	823	748
Accrued expenses and other current liabilities	1,806	1,864
Total current liabilities	9,816	8,029
Other Liabilities
Long-term debt and finance leases	21,844	16,412
Non-current operating lease liabilities	165	144
Derivative instruments	1,237	1,103
Deferred income taxes	15	15
Deferred revenue non-current	1,058	895
Other non-current liabilities	889	861
Total other liabilities	25,208	19,430
Total Liabilities	35,024	27,459
Commitments and Contingencies
Stockholders’ Equity
Preferred stock; 10,000,000 shares authorized; 650,000 Series A shares issued and outstanding at September 30, 2026 and December 31, 2025, aggregate liquidation preference of $650; at September 30, 2026 and December 31, 2025	650	650
Common stock; $0.01 par value; 500,000,000 shares authorized; 225,219,764 and 199,828,615 shares issued and 209,982,924 and 190,376,607 shares outstanding at September 30, 2026 and December 31, 2025, respectively	2	2
Additional paid-in-capital	3,916	215
Retained earnings	2,800	1,982
Treasury stock, at cost; 15,236,840 shares and 9,452,008 shares at September 30, 2026, and December 31, 2025, respectively	(2,006)	(1,087)
Accumulated other comprehensive loss	(90)	(81)
Total Stockholders’ Equity	5,272	1,681
Total Liabilities and Stockholders’ Equity	$40,296	$29,140

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
(In millions)	2026	2025
Cash Flows from Operating Activities
Net income	$1,192	$798
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation of property, plant and equipment and amortization of customer relationships and other intangible assets	925	667
Amortization of capitalized contract costs	511	363
Accretion of asset retirement obligations	21	22
Provision for credit losses	210	201
Amortization of financing costs and debt discounts/premiums	19	24
Loss on debt extinguishment	9	10
Amortization of in-the-money contracts and emissions allowances	145	75
Amortization of unearned equity compensation	109	83
Net (gain)/loss on sale of assets and disposal of assets	(52)	7
Gain on proceeds from insurance recoveries for Property, plant and equipment, net	—	(100)
Changes in derivative instruments	327	447
Changes in current and deferred income taxes and liability for uncertain tax benefits	293	209
Changes in collateral deposits in support of risk management activities	(108)	76
Changes in other working capital:
Accounts receivable, net	407	(22)
Inventory	(86)	15
Prepayments and other current assets	(672)	(488)
Accounts payable	(772)	(229)
Accrued expenses and other current liabilities	(257)	(169)
Other assets and liabilities	(176)	(199)
Cash provided by operating activities	$2,045	$1,790
Cash Flows from Investing Activities
Payments for acquisitions of businesses and assets, net of cash acquired	$(7,094)	$(591)
Capital expenditures	(1,181)	(849)
Proceeds from sales of assets	45	6
Purchases of emissions allowances	(59)	(11)
Proceeds from sales of emissions allowances	98	5
Proceeds from insurance recoveries for Property, plant and equipment, net	—	100
Cash used in investing activities	$(8,191)	$(1,340)
Cash Flows from Financing Activities
Equivalent shares purchased in lieu of tax withholdings	$(101)	$(86)
Payments for share repurchase activity and excise tax	(973)	(958)
Payments of dividends to preferred and common stockholders	(369)	(326)
Payment for settlement of capped call options(a)	—	(292)
Proceeds from issuance of long-term debt	3,754	1,375
Repayments of long-term debt and finance leases	(1,544)	(249)
Payments for debt extinguishment costs	(100)	—
Payments of deferred financing costs	(85)	(55)
Net (payments)/receipts from settlement of acquired derivatives that include financing elements	(168)	51
Proceeds from credit facilities	13,248	1,575
Repayments to credit facilities	(12,232)	(1,575)
Cash provided by/(used in) financing activities	$1,430	$(540)
Effect of exchange rate changes on cash and cash equivalents	—	2
Net Decrease in Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash	(4,716)	(88)
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at Beginning of Period	4,998	1,173
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at End of Period	$282	$1,085

Appendix Table A-1: Third Quarter 2026 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss) Available for Common Stockholders:

(In millions, except per share amounts)	Texas	East	West/ Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic[7,8]	Earnings Per Share, Diluted[7,8]
Net Income/(Loss) Available for Common Stockholders	$569	$343	$149	$65	$(582)	$544	$2.59	$2.59
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	17	17	0.08	0.08
Net Income/(Loss)	$569	$343	$149	$65	$(565)	$561	$2.67	$2.67
Plus:
Interest expense, net	—	—	—	—	298	298	1.42	1.42
Income tax expense	—	—	—	—	218	218	1.04	1.04
Depreciation and amortization	133	125	7	231	14	510	2.43	2.43
ARO expense	2	1	1	—	—	4	0.02	0.02
Contract and emission credit amortization, net	6	1	3	—	—	10	0.05	0.05
Stock-based compensation[1]	14	8	1	10	—	33	0.16	0.16
Acquisition and divestiture integration and transaction costs	—	—	—	1	16	17	0.08	0.08
Cost to achieve[1]	7	3	1	2	8	21	0.10	0.10
Deactivation costs	1	2	—	—	—	3	0.01	0.01
Gain on sale of assets	—	—	(1)	—	—	(1)	—	—
Other and non-recurring charges[2]	(1)	172	(2)	8	1	178	0.85	0.85
Impairments	—	—	—	—	6	6	0.03	0.03
Mark to market (MtM) loss/(gain) on economic hedges[3]	287	(41)	(91)	—	—	155	0.74	0.74
Adjusted EBITDA	$1,018	$614	$68	$317	$(4)	$2,013	$9.59	$9.59
Adjusted interest expense, net[4]	—	—	—	—	(311)	(311)	(1.48)	(1.48)
Depreciation and amortization	(133)	(125)	(7)	(231)	(14)	(510)	(2.43)	(2.43)
Adjusted Income before income taxes	885	489	61	86	(329)	1,192	5.68	5.68
Adjusted income tax expense[5]	—	—	—	—	(192)	(192)	(0.91)	(0.91)
Adjusted Net Income before Preferred Stock dividends	885	489	61	86	(521)	1,000	4.76	4.76
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)	(0.08)	(0.08)
Adjusted Net Income[6]	$885	$489	$61	$86	$(538)	$983	$4.68	$4.68
1 Stock-based compensation of $4 million is reflected in cost to achieve. Stock-based compensation includes employee stock purchase plan expense
2 Includes $172 million related to termination of acquired hedges
3 Loss of $155 million was primarily driven by the reversal of previously recognized unrealized gains on contracts that settled during the period as well as a decrease in the value of open positions driven by decreases in natural gas prices, partially offset by the reversal of acquired loss positions related to economic hedges
4 Excludes mark-to-market gain on interest hedges of $13 million
5 Income tax calculated using Adjusted effective tax rate (ETR) on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items, using CAMT rate to accrue tax. Reduction in actual Adjusted ETR is due to optimized utilization of tax attributes reducing Federal and State taxes. Other adjustments are shown on pre-tax basis.
6 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
7 Items may not sum due to rounding
8 Earnings per share amounts are based on weighted average number of common shares outstanding - basic and diluted of 210 million for the three months ended September 30, 2026

Third Quarter 2026 condensed financial information by Operating Segment:

(In millions, except per share amounts)	Texas	East	West/Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$3,728	$4,456	$692	$609	$(27)	$9,458
Cost of fuel, purchased power and other cost of sales[2]	2,187	3,656	593	60	(20)	6,476
Economic gross margin	1,541	800	99	549	(7)	2,982
Operations & maintenance and other cost of operations[3]	278	211	11	77	—	577
Selling, general and administrative costs[4]	244	147	27	155	(3)	570
Other[5]	1	(172)	(7)	—	—	(178)
Adjusted EBITDA	$1,018	$614	$68	$317	$(4)	$2,013
Adjusted interest expense, net[6]	—	—	—	—	(311)	(311)
Depreciation and amortization	(133)	(125)	(7)	(231)	(14)	(510)
Adjusted Income before income taxes	885	489	61	86	(329)	1,192
Adjusted income tax expense[6]	—	—	—	—	(192)	(192)
Adjusted Net Income before Preferred Stock dividends	885	489	61	86	(521)	1,000
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)
Adjusted Net Income[6]	$885	$489	$61	$86	$(538)	$983
Weighted average number of common shares outstanding - basic						210
Adjusted EPS						$4.68
1 Excludes MtM loss of $2 million and contract amortization of $(10) million
2 Includes TDSP expense, capacity and emission credits
3 Excludes ARO expense of $4 million, stock-based compensation of $4 million, deactivation costs of $3 million, and other and non-recurring charges of $1 million
4 Excludes stock-based compensation of $29 million, cost to achieve of $21 million, acquisition and divestiture integration and transaction costs of $1 million, and other and non-recurring charges of $(2) million
5 Includes adjustment of $172 million related to termination of acquired hedges
6 See previous table for details

Appendix Table A-2: Third Quarter 2025 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss) Available for Common Stockholders:

(In millions, except per share amounts)	Texas	East	West/ Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic[5,6]	Earnings Per Share, Diluted[5,6]
Net Income/(Loss) Available for Common Stockholders	$288	$123	$(19)	$60	$(317)	$135	$0.70	$0.69
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	17	17	0.09	0.09
Net Income/(Loss)	$288	$123	$(19)	$60	$(300)	$152	$0.79	$0.78
Plus:
Interest expense, net	—	—	—	—	177	177	0.92	0.91
Income tax expense	—	—	—	—	86	86	0.45	0.44
Depreciation and amortization	95	37	6	211	11	360	1.87	1.85
ARO expense/(gain)	3	(1)	—	—	—	2	0.01	0.01
Contract and emission credit amortization, net	7	4	3	—	—	14	0.07	0.07
Stock-based compensation	6	4	1	10	—	21	0.11	0.11
Acquisition and divestiture integration and transaction costs	—	—	—	1	7	8	0.04	0.04
Cost to achieve	—	—	—	—	2	2	0.01	0.01
Deactivation costs	2	6	—	—	—	8	0.04	0.04
Other and non-recurring charges	(1)	(1)	3	(4)	2	(1)	(0.01)	(0.01)
Mark to market (MtM) loss/(gain) on economic hedges[1]	407	(65)	34	—	—	376	1.95	1.93
Adjusted EBITDA	$807	$107	$28	$278	$(15)	$1,205	$6.24	$6.18
Adjusted interest expense, net[2]	—	—	—	—	(178)	(178)	(0.92)	(0.91)
Depreciation and amortization	(95)	(37)	(6)	(211)	(11)	(360)	(1.87)	(1.85)
Adjusted Income before income taxes	712	70	22	67	(204)	667	3.46	3.42
Adjusted income tax expense[3]	—	—	—	—	(113)	(113)	(0.59)	(0.58)
Adjusted Net Income before Preferred Stock dividends	712	70	22	67	(317)	554	2.87	2.84
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)	(0.09)	(0.09)
Adjusted Net Income[4]	$712	$70	$22	$67	$(334)	$537	$2.78	$2.75

1 Loss of $376 million was primarily driven by unrealized non-cash mark-to-market losses on economic hedges in Texas due to reversal of previously     recognized unrealized gains on contracts that settled during the period and in West due to decreases in CAISO power prices
2 Excludes mark-to-market gain on interest hedges of $1 million
3 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items, using CAMT rate to accrue tax. Other adjustments are shown on pre-tax basis
4 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
5 Items may not sum due to rounding
6 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 193 million and on weighted average number of common shares outstanding - diluted of 195 million for the three months ended September 30, 2025

Third Quarter 2025 condensed financial information by Operating Segment:

(In millions, except per share amounts)	Texas	East	West/Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$3,379	$3,001	$674	$552	$(6)	$7,600
Cost of fuel, purchased power and other cost of sales[2]	2,049	2,612	600	58	(1)	5,318
Economic gross margin	1,330	389	74	494	(5)	2,282
Operations & maintenance and other cost of operations[3]	266	135	16	67	4	488
Selling, general and administrative costs[4]	256	148	33	149	4	590
Other	1	(1)	(3)	—	2	(1)
Adjusted EBITDA	$807	$107	$28	$278	$(15)	$1,205
Adjusted interest expense, net[5]	—	—	—	—	(178)	(178)
Depreciation and amortization	(95)	(37)	(6)	(211)	(11)	(360)
Adjusted Income before income taxes	712	70	22	67	(204)	667
Adjusted income tax expense[5]	—	—	—	—	(113)	(113)
Adjusted Net Income before Preferred Stock dividends	712	70	22	67	(317)	554
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)
Adjusted Net Income[5]	$712	$70	$22	$67	$(334)	$537
Weighted average number of common shares outstanding - basic						193
Adjusted EPS						$2.78
1 Excludes MtM gain of $(34) million and contract amortization of $(1) million
2 Includes TDSP expense, capacity and emission credits
3 Excludes deactivation costs of $8 million, ARO expense of $2 million, stock-based compensation of $2 million and other and non-recurring charges of $(2) million
4 Excludes stock-based compensation of $19 million, cost to achieve of $2 million and other and non-recurring charges of $1 million
5 See previous table for details

Appendix Table A-3: YTD Third Quarter 2026 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss) Available for Common Stockholders:

(In millions, except per share amounts)	Texas	East	West/ Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic[7,8]	Earnings Per Share, Diluted[7,8]
Net Income/(Loss) Available for Common Stockholders	$887	$1,087	$349	$211	$(1,393)	$1,141	$5.46	$5.43
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	51	51	0.24	0.24
Net Income/(Loss)	$887	$1,087	$349	$211	$(1,342)	$1,192	$5.70	$5.68
Plus:
Interest expense, net	—	—	—	—	844	844	4.04	4.02
Income tax expense	—	—	—	—	333	333	1.59	1.59
Loss on debt extinguishment	—	—	—	—	9	9	0.04	0.04
Depreciation and amortization	364	361	22	647	42	1,436	6.87	6.84
ARO expense	11	9	1	—	—	21	0.10	0.10
Contract and emission credit amortization, net	9	(1)	5	—	—	13	0.06	0.06
Stock-based compensation[1]	47	26	3	28	—	104	0.50	0.50
Acquisition and divestiture integration and transaction costs	—	—	—	1	77	78	0.37	0.37
Cost to achieve[1]	12	3	1	13	21	50	0.24	0.24
Deactivation costs	2	5	—	—	—	7	0.03	0.03
Loss/(gain) on sale of assets	—	6	(44)	—	—	(38)	(0.18)	(0.18)
Other and non-recurring charges[2]	1	172	(2)	12	1	184	0.88	0.88
Impairments	—	—	—	—	6	6	0.03	0.03
Mark to market (MtM) loss/(gain) on economic hedges[3]	282	(121)	(90)	—	—	71	0.34	0.34
Adjusted EBITDA	$1,615	$1,547	$245	$912	$(9)	$4,310	$20.62	$20.52
Adjusted interest expense, net[4]	—	—	—	—	(871)	(871)	(4.17)	(4.15)
Depreciation and amortization	(364)	(361)	(22)	(647)	(42)	(1,436)	(6.87)	(6.84)
Adjusted Income before income taxes	1,251	1,186	223	265	(922)	2,003	9.58	9.54
Adjusted income tax expense[5]	—	—	—	—	(347)	(347)	(1.66)	(1.65)
Adjusted Net Income before Preferred Stock dividends	1,251	1,186	223	265	(1,269)	1,656	7.92	7.89
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(51)	(51)	(0.24)	(0.24)
Adjusted Net Income[6]	$1,251	$1,186	$223	$265	$(1,320)	$1,605	$7.68	$7.64
1 Stock-based compensation of $5 million is reflected in cost to achieve. Stock-based compensation includes employee stock purchase plan expense
2 Includes $172 million related to termination of acquired hedges
3 Loss of $71 million was primarily driven by the reversal of previously recognized unrealized gains on contracts that settled during the period as well as a decrease in the value of open positions as a result of decreases in natural gas prices and Alberta power prices, largely offset by the reversal of acquired loss positions related to economic hedges
4 Excludes mark-to-market gain on interest hedges of $27 million
5 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items, using CAMT rate to accrue tax. Reduction in actual Adjusted ETR is due to optimized utilization of tax attributes reducing Federal and State taxes. Other adjustments are shown on pre-tax basis.
6Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
7 Items may not sum due to rounding
8 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 209 million and on weighted average number of common shares outstanding - diluted of 210 million for the nine months ended September 30, 2026

YTD Third Quarter 2026 condensed financial information by Operating Segment:

(In millions, except per share amounts)	Texas	East	West/Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$8,868	$14,410	$2,200	$1,774	$(53)	$27,199
Cost of fuel, purchased power and other cost of sales[2]	5,781	12,009	1,842	172	(27)	19,777
Economic gross margin	3,087	2,401	358	1,602	(26)	7,422
Operations & maintenance and other cost of operations[3]	842	560	36	223	(1)	1,660
Selling, general and administrative costs[4]	629	466	83	467	(14)	1,631
Other[5]	1	(172)	(6)	—	(2)	(179)
Adjusted EBITDA	$1,615	$1,547	$245	$912	$(9)	$4,310
Adjusted interest expense, net[6]	—	—	—	—	(871)	(871)
Depreciation and amortization	(364)	(361)	(22)	(647)	(42)	(1,436)
Adjusted Income before income taxes	1,251	1,186	223	265	(922)	2,003
Adjusted income tax expense[6]	—	—	—	—	(347)	(347)
Adjusted Net Income before Preferred Stock dividends	1,251	1,186	223	265	(1,269)	1,656
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(51)	(51)
Adjusted Net Income[6]	$1,251	$1,186	$223	$265	$(1,320)	$1,605
Weighted average number of common shares outstanding - basic						209
Adjusted EPS						$7.68
1 Excludes MtM loss of $26 million and contract amortization of $(30) million
2 Includes TDSP expense, capacity and emission credits
3 Excludes ARO expense of $21 million, stock-based compensation of $11 million, deactivation costs of $7 million and other and non-recurring charges of $2 million
4 Excludes stock-based compensation of $93 million, cost to achieve of $50 million, acquisition and divestiture integration and transaction costs of $1 million and other and non-recurring charges of $(1) million
5 Includes adjustment of $172 million related to termination of acquired hedges
6 See previous table for details

Appendix Table A-4: YTD Third Quarter 2025 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss) Available for Common Stockholders:

(In millions, except per share amounts)	Texas	East	West/Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic[7,8]	Earnings Per Share, Diluted[7,8]
Net Income/(Loss) Available for Common Stockholders	$1,006	$482	$189	$(1)	$(929)	$747	$3.81	$3.72
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	51	51	0.26	0.25
Net Income/(Loss)	$1,006	$482	$189	$(1)	$(878)	$798	$4.07	$3.97
Plus:
Interest expense, net	—	—	—	—	467	467	2.38	2.32
Income tax expense	—	—	—	—	272	272	1.39	1.35
Loss on debt extinguishment	—	—	—	—	10	10	0.05	0.05
Depreciation and amortization	271	110	24	592	33	1,030	5.26	5.12
ARO expense	21	1	—	—	—	22	0.11	0.11
Contract and emission credit amortization, net	11	31	5	—	—	47	0.24	0.23
Stock-based compensation[1]	24	11	3	38	—	76	0.39	0.38
Acquisition and divestiture integration and transaction costs[1]	—	—	—	2	57	59	0.30	0.29
Cost to achieve[1]	—	—	—	—	9	9	0.05	0.04
Deactivation costs	10	13	—	—	—	23	0.12	0.11
Loss on sale of assets	—	—	7	—	—	7	0.04	0.03
Other and non-recurring charges[2]	(100)	(2)	7	186	1	92	0.47	0.46
Mark to market (MtM) loss/(gain) on economic hedges[3]	375	34	(81)	—	—	328	1.67	1.63
Adjusted EBITDA	$1,618	$680	$154	$817	$(29)	$3,240	$16.53	$16.12
Adjusted interest expense, net[4]	—	—	—	—	(454)	(454)	(2.32)	(2.26)
Depreciation and amortization	(271)	(110)	(24)	(592)	(33)	(1,030)	(5.26)	(5.12)
Adjusted Income before income taxes	1,347	570	130	225	(516)	1,756	8.96	8.74
Adjusted income tax expense[5]	—	—	—	—	(299)	(299)	(1.53)	(1.49)
Adjusted Net Income before Preferred Stock dividends	1,347	570	130	225	(815)	1,457	7.43	7.25
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(51)	(51)	(0.26)	(0.25)
Adjusted Net Income[6]	$1,347	$570	$130	$225	$(866)	$1,406	$7.17	$7.00
1 Stock-based compensation of $6 million is reflected in acquisition and divestiture integration and transaction costs and $1 million is reflected in cost to achieve. Stock-based compensation includes employee stock purchase plan expense
2 Includes $(100) million of property insurance proceeds and $181 million of reserves for legal matters
3 Loss of $328 million was primarily driven by unrealized non-cash mark-to-market losses on economic hedges in Texas due to reversal of previously recognized unrealized gains on contracts that settled during the period partially offset by increases in ERCOT power prices
4 Excludes mark-to-market loss on interest hedges of $13 million
5 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items, using CAMT rate to accrue tax. Other adjustments are shown on pre-tax basis
6 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
7 Items may not sum due to rounding
8 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 196 million and on weighted average number of common shares outstanding - diluted of 201 million for the nine months ended September 30, 2025

YTD Third Quarter 2025 condensed financial information by Operating Segment:

(In millions, except per share amounts)	Texas	East	West/Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$8,660	$10,337	$2,388	$1,585	$(24)	$22,946
Cost of fuel, purchased power and other cost of sales[2]	5,593	8,839	2,051	149	(6)	16,626
Economic gross margin	3,067	1,498	337	1,436	(18)	6,320
Operations & maintenance and other cost of operations[3]	792	387	92	190	5	1,466
Selling, general and administrative costs[4]	656	436	100	429	4	1,625
Other	1	(5)	(9)	—	2	(11)
Adjusted EBITDA	$1,618	$680	$154	$817	$(29)	$3,240
Adjusted interest expense, net[5]	—	—	—	—	(454)	(454)
Depreciation and amortization	(271)	(110)	(24)	(592)	(33)	(1,030)
Adjusted Income before income taxes	1,347	570	130	225	(516)	1,756
Adjusted income tax expense[5]	—	—	—	—	(299)	(299)
Adjusted Net Income before Preferred Stock dividends	1,347	570	130	225	(815)	1,457
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(51)	(51)
Adjusted Net Income[5]	$1,347	$570	$130	$225	$(866)	$1,406
Weighted average number of common shares outstanding - basic						196
Adjusted EPS						$7.17
1 Excludes MtM gain of $(18) million and contract amortization of $4 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes deactivation costs of $23 million, ARO expense of $22 million, stock-based compensation of $6 million and other and non-recurring charges of $(101) million
4 Excludes other and non-recurring charges of $181 million, stock-based compensation of $70 million and cost to achieve of $9 million
5 See previous table for details

Appendix Table A-5: Three Months Ended September 30, 2026 and 2025 Free Cash Flow before Growth Investments (FCFbG)

The following table summarizes the calculation of FCFbG providing a reconciliation from Adjusted EBITDA and Cash provided by operating activities:

	Three Months Ended
(In millions)	9/30/2026	9/30/2025
Adjusted EBITDA	$2,013	$1,205
Interest payments, net	(406)	(181)
Income tax payments	(8)	—
Gross capitalized contract costs	(338)	(301)
Collateral/working capital/other assets and liabilities	(164)	(239)
Cash provided by operating activities	1,097	484
Net (payments)/receipts from settlement of acquired derivatives that include financing elements	(184)	13
Acquisition and divestiture integration and transaction costs[1]	34	18
Adjustment for change in collateral	122	121
Other[2]	178	205
Adjusted cash provided by operating activities	1,247	841
Maintenance capital expenditures, net	(75)	(67)
Environmental capital expenditures	(3)	(7)
Cost of acquisition	73	61
Free Cash Flow before Growth Investments (FCFbG)	$1,242	$828

1 Three months ended 9/30/26 includes $17 million from acquisition and divestiture integration and transaction costs and $21 million cost to achieve payments (see Appendix table A-1), less $4 million non-cash acquisition costs and non-cash stock-based compensation ; three months ended 9/30/25 includes $8 million from acquisition and divestiture integration and transaction costs and $2 million cost to achieve payments (see Appendix table A-2), and an additional $8 million cash costs from prior quarters' accruals
2 Three months ended 9/30/26 includes $172 million related to the termination of acquired hedges; three months ended 9/30/25 includes payment of $224 million for the satisfaction of the CPI legal matter

Appendix Table A-6: Nine Months Ended September 30, 2026 and 2025 Free Cash Flow before Growth Investments (FCFbG)

The following table summarizes the calculation of FCFbG providing a reconciliation from Adjusted EBITDA and Cash provided by operating activities:

	Nine Months Ended
(In millions)	9/30/2026	9/30/2025
Adjusted EBITDA	$4,310	$3,240
Interest payments, net	(809)	(422)
Income tax payments	(81)	(60)
Gross capitalized contract costs	(925)	(787)
Collateral/working capital/other assets and liabilities	(450)	(181)
Cash provided by operating activities	2,045	1,790
Net (payments)/receipts from settlement of acquired derivatives that include financing elements	(168)	51
Acquisition and divestiture integration and transaction costs[1]	124	59
Adjustment for change in collateral	108	(76)
Other[2]	191	209
Adjusted cash provided by operating activities	2,300	2,033
Maintenance capital expenditures, net[3]	(248)	(119)
Environmental capital expenditures	(16)	(26)
Cost of acquisition	165	147
Free Cash Flow before Growth Investments (FCFbG)	$2,201	$2,035
1 Nine months ended 9/30/26 includes from Table A-3 $78 million acquisition and divestiture integration and transaction costs, $50 million cost to achieve payments, less $4 million non-cash acquisition costs and non-cash stock-based compensation; Nine months ended 9/30/25 includes from Table A-4 $59 million acquisition and divestiture integration and transaction costs, $9 million cost to achieve payments, excludes $9 million non-cash acquisition costs and non-cash stock-based compensation
2 Nine months ended 9/30/26 includes $172 million related to the termination of acquired hedges and $15 million payment for a legal matter; nine months 9/30/25 includes $224 million payment for the satisfaction of the CPI legal matter
3 Nine months ended 9/30/25 is presented net of W.A. Parish Unit 8 insurance recoveries related to property, plant and equipment of $100 million

Appendix Table A-7: Nine Months Ended September 30, 2026 Sources and Uses of Liquidity

The following table summarizes the sources and uses of liquidity for the nine months ended September 30, 2026:

(In millions)	Nine months ended September 30, 2026
Sources:
Adjusted cash provided by operating activities	$2,300
Proceeds from credit facilities	13,248
Proceeds from issuance of long-term debt	3,754
Change in availability under revolving credit facility and collective collateral facilities	960
Proceeds from sales of emissions allowances	98
Return of cash collateral paid in support of energy risk management activities	48
Proceeds from sales of assets, net	45
Uses:
Repayments to credit facilities	(12,232)
Payments for acquisitions of businesses and assets, net of cash acquired	(7,094)
Repayments of long-term debt and finance leases	(1,544)
Payments for share repurchase activity and excise tax	(973)
Investments and integration capital expenditures	(917)
Payments of dividends to preferred and common stockholders	(369)
Maintenance and environmental capital expenditures	(264)
Acquisition and divestiture integration and transaction costs[1]	(124)
Equivalent shares purchased in lieu of tax withholdings	(101)
Payments for debt extinguishment costs	(100)
Payments of deferred financing costs	(85)
Purchases of emissions allowances	(59)
Other[2]	(192)
Change in Total Liquidity	(3,601)
1 Nine months ended 9/30/26 includes from Table A-3 $78 million acquisition and divestiture integration and transaction costs, $50 million cost to achieve payments, less $4 million non-cash acquisition costs and non-cash stock-based compensation
2 Nine months ended 9/30/26 includes $172 million related to the termination of acquired hedges, and $15 million payment for a legal matter

Appendix Table A-8: 2026 Guidance Reconciliation
The following table summarizes the 2026 Guidance calculations of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income:

2026
(In millions, except per share amounts)	Guidance[8,9]
Net Income[1]	$1,325 - $1,755
Interest expense, net	1,195
Income tax expense[2]	490 - 560
Depreciation and amortization[3]	1,955
ARO expense	30
Stock-based compensation	120
Acquisition and divestiture integration and transaction costs	110
Other[4]	100
Adjusted EBITDA	$5,325 - $5,825
Adjusted interest expense, net[5]	(1,195)
Depreciation and amortization[3]	(1,955)
Adjusted Income before income taxes	$2,175 - $2,675
Adjusted income tax expense[6]	(423) - (493)
Adjusted Net Income before Preferred Stock dividends	$1,752 - $2,182
Cumulative dividends attributable to Series A Preferred Stock	(67)
Adjusted Net Income[7]	$1,685 - $2,115
Weighted average number of common shares outstanding - basic	214
Adjusted EPS	$7.90 - $9.90
1 The Company does not guide to Net Income due to the impact of fair value adjustments related to derivatives in a given year. For purposes of guidance, fair value adjustments related to derivatives are assumed to be zero
2 Represents anticipated GAAP income tax
3 Estimates for the acquired LS Power assets are provisional and subject to revisions until evaluations are completed to assess the fair value of long-lived assets
4 Includes adjustments for sale of assets, deactivation costs, and other and non-recurring charges
5 Excludes mark-to-market gains/losses on interest hedges
6 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items, using CAMT rate to accrue tax. Other adjustments are shown on pre-tax basis
7 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
8 Items may not sum due to rounding
9 Includes 11 months of ownership of the portfolio acquired from LS Power

Appendix Table A-9: 2027 Guidance Reconciliation
The following table summarizes the 2027 Guidance calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income:

2027
(In millions, except per share amounts)	Guidance[8,9]
Net Income[1]	$1,355 - $1,765
Interest expense, net	1,300
Income tax expense[2]	485 - 575
Depreciation and amortization[3]	2,115
ARO expense	25
Stock-based compensation	105
Acquisition and divestiture integration and transaction costs	35
Other[4]	80
Adjusted EBITDA	$5,500 - $6,000
Adjusted interest expense, net[5]	(1,300)
Depreciation and amortization[3]	(2,115)
Adjusted Income before income taxes	$2,085 - $2,585
Adjusted income tax expense[6]	(353) - (443)
Adjusted Net Income before Preferred Stock dividends	$1,732 - $2,142
Cumulative dividends attributable to Series A Preferred Stock	(67)
Adjusted Net Income[7]	$1,665 - $2,075
Weighted average number of common shares outstanding - basic	207
Adjusted EPS	$8.05 - $10.05
1 The Company does not guide to Net Income due to the impact of fair value adjustments related to derivatives in a given year. For purposes of guidance, fair value adjustments related to derivatives are assumed to be zero
2 Represents anticipated GAAP income tax
3 Estimates for the acquired LS Power assets are provisional and subject to revisions until evaluations are completed to assess the fair value of long-lived assets
4 Includes adjustments for sale of assets, deactivation costs, and other and non-recurring charges
5 Excludes mark-to-market gains/losses on interest hedges
6 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items, using CAMT rate to accrue tax. Reduction in Adjusted ETR is due to optimized utilization of tax attributes reducing Federal and State taxes. Other adjustments are shown on pre-tax basis.
7 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
8 2027 Guidance does not reflect the expected impacts of the announced 4.9 GW asset sale
9 Items may not sum due to rounding

Appendix Table A-10: 2026 Guidance Reconciliation
The following table summarizes the calculation of FCFbG providing a reconciliation from Adjusted EBITDA and Cash provided by operating activities:

2026
(In millions)	Guidance[4,5]
Adjusted EBITDA	$5,325 - $5,825
Interest payments, net[1]	(1,100)
Income tax payments	(70) - (90)
Gross capitalized contract costs	(1,020)
Working capital/other assets and liabilities[2]	(135)
Cash provided by operating activities[3]	$3,000 - $3,480
Acquisition and other costs[2]	110
Adjusted cash provided by operating activities	$3,110 - $3,590
Maintenance capital expenditures	(450) - (480)
Environmental capital expenditures	(10) - (20)
Cost of acquisition	180
Free Cash Flow before Growth Investments (FCFbG)	$2,800 - $3,300
1 Interest payments, net represents Interest expense, net of $(1,195) million on Appendix table A-8 plus $95 million accrued interest expense not yet paid
2 Working capital/other assets and liabilities includes payments for Acquisition and divestiture integration and transaction costs, which is adjusted in Acquisition and other costs, and includes net deferred revenues
3 Excludes fair value adjustments related to derivatives and changes in collateral deposits in support of risk management activities
4 Items may not sum due to rounding
5 Includes 11 months of ownership of the portfolio acquired from LS Power

Appendix Table A-11: 2027 Guidance Reconciliation
The following table summarizes the calculation of FCFbG providing a reconciliation from Adjusted EBITDA and Cash provided by operating activities:

2027
(In millions)	Guidance[4,5]
Adjusted EBITDA	$5,500 - $6,000
Interest payments, net[1]	(1,235)
Income tax payments	(60) - (80)
Gross capitalized contract costs, net of deferred revenues	(1,035)
Working capital/other assets and liabilities[2]	100
Cash provided by operating activities[3]	$3,270 - $3,750
Acquisition and other costs[2]	60
Adjusted cash provided by operating activities	$3,330 - $3,810
Maintenance capital expenditures	(570) - (600)
Environmental capital expenditures	(10) - (20)
Cost of acquisition	180
Free Cash Flow before Growth Investments (FCFbG)	$2,900 - $3,400
1 Interest payments, net represents Interest expense, net of $(1,300) million on Appendix table A-9 plus $65 million accrued interest expense not yet paid
2 Working capital/other assets and liabilities includes payments for Acquisition and divestiture integration and transaction costs, which is adjusted in Acquisition and other costs, and excludes net deferred revenues
3 Excludes fair value adjustments related to derivatives and changes in collateral deposits in support of risk management activities
4 2027 Guidance does not reflect the expected impacts of the announced 4.9 GW asset sale
5 Items may not sum due to rounding

Non-GAAP Financial Measures

NRG reports its financial results in accordance with the accounting principles generally accepted in the United States (GAAP) and supplements with certain non-GAAP financial measures. These measures are not recognized in accordance with GAAP and should not be viewed in isolation or as an alternative to GAAP measures of performance. In addition, other companies may calculate non-GAAP financial measures differently than NRG does, limiting their usefulness as a comparative measure.

NRG uses the following non-GAAP measures to provide additional insight into financial performance:

•Adjusted EBITDA: Defined as EBITDA (earnings before interest, taxes, depreciation, and amortization, impact of asset retirement obligation expenses and contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances) with further adjustments for stock-based compensation, impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, gains or losses on the repurchase, modification or extinguishment of debt, restructuring costs, and other non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments or non-controlling interests. Adjusted EBITDA is intended to facilitate period-to-period comparisons and is widely used by investors for performance assessment.

•Adjusted Net Income: Defined as net income available to common shareholders excluding the impact of asset retirement obligation expenses, contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances, stock-based compensation, impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, gains or losses on the repurchase, modification or extinguishment of debt, the impact of restructuring and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments and non-controlling interests.

•Adjusted Earnings per Share (EPS): Defined as Adjusted Net Income, divided by the average basic common shares outstanding.

•Adjusted Cash Provided/(Used) by Operating Activities: Defined as cash provided/(used) by operating activities with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger, integration, related restructuring costs, adjustment for change in collateral, and the impact of extraordinary, unusual or non-recurring items.

•Free Cash Flow before Growth Investments: Defined as Adjusted Cash provided/(used) by operating activities less maintenance and environmental capital expenditures, net of funding and insurance recoveries related to property, plant and equipment, and adjustments to exclude cost of acquisition related to growth.

Management believes these non-GAAP financial measures are useful to investors and other users of NRG's financial statements in evaluating the Company’s operating performance and growth, as well as the impact of the Company’s capital allocation program. They provide an additional tool to compare business performance across periods and adjust for items that management does not consider indicative of NRG’s future operating performance. Management uses these non-GAAP financial measures to assist in comparing financial performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and in communications with NRG's Board of Directors, shareholders, creditors, analysts and investors concerning its financial performance.